Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Sagtec Global Limited

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no-par value	457(o)		$		$9,200,000	$0.0001531	$1,408.52
Fees to Be Paid	Other	Underwriter Warrants(2)	other	—		—	—	—
Fees to Be Paid	Equity	Ordinary Shares, no-par value, underlying the Underwriter Warrants(2)	457(o)		$		$460,000	$0.0001531	$70.43
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$9,660,000	$0.0001531	$1,478.95
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$1,478.95

(1)

The registration fee for securities is based on an estimate of the Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

The Registrant will issue to the underwriter warrants to purchase a number of Ordinary Shares equal to an aggregate of 5.00% of the Ordinary Shares sold in the offering (the “Underwriter Warrants”). The exercise price of the Underwriter Warrants is equal to 100% of the offering price of the Ordinary Shares.